STEMCELLS, INC. ANNOUNCES FIRST HIGH-DOSE PATIENT TRANSPLANTED
IN PHASE I/II CLINICAL TRIAL IN DRY AGE-RELATED MACULAR DEGENERATION

FDA Authorizes Expansion to Five Trial Sites in the United States

NEWARK, Calif., (September 12, 2013) – StemCells, Inc. (Nasdaq: STEM) today announced dosing of the first high-dose patient in the Company’s Phase I/II clinical trial in dry age-related macular degeneration (AMD). The patient, the fifth overall in the 16-patient trial, was transplanted yesterday with one million HuCNS-SC® cells (purified human neural stem cells). The first four patients each received a dose of 200,000 cells. An independent Data Safety Monitoring Committee conducted a review of the trial data to date, and found no safety issues to preclude the trial from proceeding to the high dose.

“Advancing to the high dose, which is a five-fold increase from the low dose, is an important milestone in this trial,” said Stephen Huhn, MD, FACS, FAAP, Vice President, CNS Clinical Research at StemCells. “Testing a cell dose of this magnitude in all the remaining patients planned for the trial will enhance our ability to assess the effect of the cells on visual acuity.

“Also, we are pleased to announce that we have received permission from the FDA to open three more U.S. trial sites in addition to the Retina Foundation of the Southwest and the Byers Eye Institute at Stanford, the two currently active centers. Expanding the number of sites will provide easier access to the trial for patients and help us achieve our goal of completing enrollment within the next nine months.”

AMD afflicts approximately 30 million people worldwide and is the leading cause of vision loss in people over 55 years of age. Approximately 90 percent of AMD patients have the dry form of the disease, for which there are no approved treatments.

About the Clinical Trial

The Phase I/II trial is designed to evaluate the safety and preliminary efficacy of HuCNS-SC cells as a treatment for dry AMD. The trial is an open-label, dose-escalation study, and is expected to enroll a total of 16 patients. The HuCNS-SC cells will be administered by a single injection into the space beneath the retina in the most affected eye. Using both conventional and advanced state-of-the-art methods of ophthalmological assessment, patients will be evaluated at predetermined intervals over a one-year period to assess safety and signs of visual benefit. Patients will then be followed for an additional four years in a separate observational study.

The trial is currently enrolling at the Byers Eye Institute at Stanford in Palo Alto, California, and at the Retina Foundation of the Southwest in Dallas, Texas. Patients interested in participating in the clinical trial should contact the Byers Eye Institute at Stanford at (650) 498-4486 or the Retina Foundation of the Southwest at (214) 363-3911.

A summary of the Company’s preclinical data underlying the trial was featured in February 2012 in the peer-reviewed European Journal of Neuroscience (http://onlinelibrary.wiley.com/doi/10.1111/j.1460-9568.2011.07970.x/abstract). The data demonstrated that HuCNS-SC cells protect host photoreceptors and preserve vision in the Royal College of Surgeons (RCS) rat, a well-established animal model of retinal disease that has been used extensively to evaluate potential cellular therapies. Transplantation of HuCNS-SC cells into RCS rats significantly protected photoreceptors from degeneration. Moreover, the number of cone photoreceptors, which are responsible for central vision, remained constant over an extended period, consistent with the sustained visual acuity and light sensitivity observed in the study.  In humans, degeneration of the cone photoreceptors accounts for the unique pattern of vision loss in dry AMD.

About HuCNS-SC Cells

StemCells’ lead product candidate, HuCNS-SC cells, is a highly purified composition of human neural stem cells that are expanded and stored as banks of cells. The Company’s preclinical research has shown that HuCNS-SC cells can be directly transplanted in the central nervous system (CNS) with no sign of tumor formation or adverse effects. Because the transplanted HuCNS-SC cells have been shown to engraft and survive long-term, this suggests the possibility of a durable clinical effect following a single transplantation. StemCells believes that HuCNS-SC cells may have broad therapeutic application for many diseases and disorders of the CNS, and to date has demonstrated human safety data from completed and ongoing clinical studies.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of cell-based therapeutics and tools for use in stem cell-based research and drug discovery. The Company’s lead therapeutic product candidate, HuCNS-SC® cells (purified human neural stem cells), is currently in development as a potential treatment for a broad range of central nervous system disorders.  In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company has shown preliminary evidence of progressive and durable donor-derived myelination in all four patients transplanted with HuCNS-SC cells. The Company is conducting a Phase I/II clinical trial in chronic spinal cord injury in Switzerland and Canada and has reported positive interim data for the first three patients. The Company is also conducting a Phase I/II clinical trial in dry age-related macular degeneration (AMD) at two sites in the United States. In addition, the Company is pursuing preclinical studies in Alzheimer’s disease, with support from the California Institute for Regenerative Medicine (CIRM).   StemCells also markets stem cell research products, including media and reagents, under the SC Proven® brand. Further information about StemCells is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the prospect of the Company’s HuCNS-SC cells to preserve vision; the prospect and timing of patient enrollment in the Company’s clinical trial in dry AMD; and the future business operations of the Company. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including the fact that additional trials will be required to demonstrate the safety and efficacy of the Company’s HuCNS-SC cells for the treatment of any disease or disorder; uncertainty as to whether the FDA or other applicable regulatory agencies or review boards will permit the Company to continue clinical testing in AMD; uncertainties regarding the timing and duration of any clinical trials; uncertainties regarding the Company’s ability to recruit the patients required to conduct its clinical trials or to obtain meaningful results; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; ; and other factors that are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and in its subsequent reports on Forms 10-Q and 8-K.

CONTACT:

Rodney Young
StemCells, Inc.
Chief Financial Officer
(510) 456-4128

Ian Stone
Russo Partners
(619) 308-6541